                                                                    EXHIBIT 12.1

                             COSTILLA ENERGY, INC.

                        ADJUSTED EBITDA/INTEREST EXPENSE
                                 (IN THOUSANDS)

                                                                                    PRO FORMA(1)
                                           YEARS ENDED DECEMBER 31,                  YEAR ENDED
                              --------------------------------------------------    DECEMBER 31,
                                1997       1996       1995       1994      1993         1997
                              --------    -------    -------    ------    ------    ------------
Net income (loss)..........   $(36,471)   $(4,440)   $(4,970)   $  163    $   73      $(42,591)
  Interest expense.........     12,979     11,281      4,591     1,458       605        19,053
  Income taxes.............        152      1,218          3        40       (23)          152
  Exploration and
     abandonment...........      6,588      2,550      1,652       793       218         6,788
  Depreciation, depletion
     and amortization......     26,409     12,430      5,958     1,847       884        28,439
  Impairment of oil and gas
     properties............     28,189         --         --        --        --        28,189
  Gain from sale of
     substantially all the
     assets of wholly-owned
     subsidiary............         --       (906)        --        --        --            --
  Extraordinary loss
     resulting from early
     extinguishment of
     debt, net of the
     related deferred tax
     benefit of $129 and
     $1,042................        219      4,975         --        --        --            --
                              --------    -------    -------    ------    ------      --------
ADJUSTED EBITDA............   $ 38,065    $27,108    $ 7,234    $4,301    $1,757      $ 40,030
                              ========    =======    =======    ======    ======      ========
Interest expense per
  consolidated financial
  statements...............   $ 12,979    $11,281    $ 4,591    $1,458    $  605      $ 19,053
Less: amortization deferred
  charges..................       (518)    (1,028)        --        --        --          (832)
                              --------    -------    -------    ------    ------      --------
Interest expense -- net of
  deferred charges
  amortization.............   $ 12,461    $10,253    $ 4,591    $1,458    $  605      $ 18,221
                              ========    =======    =======    ======    ======      ========
ADJUSTED EBITDA/Interest
  expense -- net of
  deferred charges
  amortization.............       3.1x       2.6x       1.6x      2.9x      2.9x          2.2x
                              ========    =======    =======    ======    ======      ========

---------------

(1) Assumes that the Ballard Acquisition (closed August 28, 1997) and the Initial Offering (closed January 16, 1998) and the application of proceeds therefrom had taken place as of January 1, 1997.